Exhibit 99.1

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Edwin Boon (763) 551-6804 investorrelations@selectcomfort.com

SELECT COMFORT CORPORATION
APPOINTS MICHAEL J. HARRISON TO BOARD OF DIRECTORS

MINNEAPOLIS – (Dec. 21, 2011) – Select Comfort Corporation (NASDAQ: SCSS), today announced that it has expanded its board of directors to nine members and appointed Michael J. Harrison to serve on the board, effective immediately. Mr. Harrison also will serve as a member of the board’s Audit Committee.

Mr. Harrison currently serves as Chief Brand Officer for The Timberland Company, a leading footwear and apparel manufacturer. In this role, he is responsible for all product creation, global marketing and licensed business of the core Timberland brand.

“We are extremely pleased to welcome Mr. Harrison to our Board. Michael has a track record of building enduring brands,” said Jean-Michel Valette, Chairman, Select Comfort Board of Directors. “Michael’s deep experience across geographies, channels and categories will be valuable in advancing Sleep Number’s vision of setting a new standard in the sleep industry.”

Prior to joining Timberland, Mr. Harrison was a consultant with Telos Partners in England, where he specialized in creating sustainable business transformations. Mr. Harrison also spent 16 years with Procter & Gamble in a variety of marketing, operations and general management roles in Europe, Asia and the United States.

Mr. Harrison received his Master of Business Administration from the Wharton School of Business at the University of Pennsylvania and is a graduate of the University of Cambridge.

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About Select Comfort Corporation
Select Comfort Corporation is leading the industry in setting a new standard in sleep by offering consumers high-quality, innovative and individualized sleep solutions, which includes a complete line of SLEEP NUMBER® beds and bedding. The company is the exclusive manufacturer, seller and servicer of the revolutionary Sleep Number bed, which allows individuals to adjust the firmness and support of each side at the touch of a button. The company offers further personalization through its solutions-focused line of Sleep Number pillows, sheets and other bedding products. And as the country’s only national specialty mattress retailer, consumers can take advantage of an enhanced mattress-buying experience at one of the approximately 379 Sleep Number stores across the country as well as online at www.sleepnumber.com or via phone at (800) Sleep Number or (800) 753-3768.

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